WITHDRAWAL FORM	Exhibit (a)(1)(xii)

GERDAU S.A.

GERDAU AMERISTEEL CORPORATION
GERDAU MACSTEEL, INC.

WITHDRAWAL FORM

RE:  WITHDRAWAL OF TENDER OF ELIGIBLE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS AND STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS (ACTIVE EMPLOYEES IN THE UNITED STATES), RESTRICTED STOCK (ACTIVE EMPLOYEES IN CANADA) OR ADSs (RETIREES).

THE OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL COMMENCE ON OCTOBER 21, 2013, AND EXPIRE AT 4:00 P.M. EASTERN TIME, OR ET, ON NOVEMBER 19, 2013, UNLESS THE OFFER IS EXTENDED

Name:

Before withdrawing your acceptance of the offer to exchange your eligible stock options and stock appreciation rights, please make sure you have read and understand the documents that make up this Offer, including: (1) the Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Restricted Stock Units (Active Employees in the United States), Restricted Stock (Active Employees in Canada) or ADSs (Retirees)(the “Offer to Exchange”); (2) this Withdrawal Form; (3) the Gerdau North America Equity Incentive Plan and, if applicable, the RSU award agreement, the restricted stock agreement, or the ADS agreement.  The Offer is subject to the terms of the offer documents as they may be amended.  The Offer provides eligible employees who hold eligible stock options and stock appreciation rights the opportunity to exchange all of their eligible stock options and stock appreciation rights for restricted stock units (active employees in the United States), restricted stock (active employees in Canada) or ADSs (eligible retirees in both the United States and Canada).  This Offer expires at 4:00 p.m. ET on November 19, 2013, unless extended.

The offer documents are available at the stock option and SAR exchange election site (www.netbenefits.com) and are also filed as exhibits to our Schedule TO and may be accessed on and at the SEC’s website at http://www.sec.gov.

If you wish to withdraw your eligible stock options and stock appreciation rights from the Offer so that your eligible stock options and stock appreciation rights are not exchanged, please check the box below.

□                                        I do not wish to participate in the Offer, and I withdraw my acceptance of the offer to exchange my eligible stock options and stock appreciation rights.

Please note that you may re-elect to participate in the Offer by submitting a properly completed and signed Acceptance / Re-Election Form before 4:00 p.m. ET on the completion date, which will be November 19, 2013, unless we extend the Offer.

THE LAST VALID ELECTION OR WITHDRAWAL THAT YOU SUBMIT BEFORE 4:00 P.M. ET ON THE COMPLETION DATE SHALL BE BINDING.

WITHDRAWAL FORM

Your signature and submission of this Withdrawal Form indicates that you have read the offer documents and agree to withdraw your eligible stock options and stock appreciation rights from the Offer.

(Signature of Eligible Employee)

(Eligible Employee’s Name, please print in full)

Date: , 2013

Address:

Email address:

SCAN AND EMAIL, FAX, OR MAIL THIS FORM TO

ANETA BOOTH

BEFORE 4:00 P.M. ON THE COMPLETION DATE

EMAIL: aneta.booth@gerdau.com

FACSIMILE: (813) 319-4881 (Attn: Aneta Booth)

ADDRESS:  Gerdau Compensation, Attn: Aneta Booth, 4221 Boy Scout Boulevard, Suite 600, Tampa, FL 33607

DELIVERY OF YOUR FORM OTHER THAN VIA SCAN AND EMAIL, FACSIMILE, OR MAIL WILL NOT CONSTITUTE VALID DELIVERY.